File No. 70-8507

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
              ----------------------------------------------------

                         POST-EFFECTIVE AMENDMENT NO. 11

                                   TO FORM U-1

                           APPLICATION AND DECLARATION

                                    UNDER THE

                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
              ----------------------------------------------------

                               NORTHEAST UTILITIES
                       NORTHEAST UTILITIES SERVICE COMPANY
                              174 Brush Hill Avenue
                      West Springfield, Massachusetts 01089

                            CHARTER OAK ENERGY, INC.
                           COE DEVELOPMENT CORPORATION
                                107 Selden Street
                              Berlin, CT 06037-1616
              ----------------------------------------------------
                  (Name of company filing this statement and
                     address of principal executive offices)


                               NORTHEAST UTILITIES
                     ---------------------------------------
                         (Name of top registered holding
                 company parent of each applicant or declarant)

                             Jeffrey C. Miller, Esq.
                            Assistant General Counsel
                       NORTHEAST UTILITIES SERVICE COMPANY
                                  P.O. Box 270
                        Hartford, Connecticut 06141-0270
                     ---------------------------------------
                     (Name and address of agent for service)

                  The Commission is requested to mail copies of
                   all orders, notices and communications to:

Mark Malaspina, Esq.                        William S. Lamb, Esq.
Charter Oak Energy, Inc.                    LeBoeuf, Lamb, Greene & MacRae
P.O. Box 270                                            L.L.P.
Berlin, CT 06141-0270                       125 W. 55th Street
                                            New York, New York  10019-4513



     This Post-Effective Amendment No. 11 to the Application and Declaration on Form U-1 (File No. 70-8507) (the "Application") of Northeast Utilities ("NU"), Northeast Utilities Service Company, Charter Oak Energy, Inc. ("Charter Oak") and COE Development Corporation is filed for the purpose of amending and restating Item 1.B.5 of the Application as follows:

5.   NU Financing of Transfer Subsidiary

     As noted above, as part of its strategy to maximize shareholder value, NU may wish to retain an indirect interest in one or more of Charter Oak's Exempt Project or Intermediate Company subsidiaries. The Applicants believe that the acquisition of such interest by an existing NU subsidiary or the formation of a new subsidiary to acquire such interest is exempt from the prior authorization requirements of the Act under Sections 32 and 33 of the Act and the Commission's staff interpretation thereof./1/ However, NU's ability to record a contribution of capital as part of an internal transfer of a project to such subsidiary does require Commission authorization and the Applicants hereby request that NU be allowed to invest a maximum of $75 million in an existing or newly formed NU subsidiary for the sole purpose of acquiring the securities of one or more Exempt Project or Intermediate Holding Company that is currently a subsidiary of Charter Oak. The authorization requested herein will allow the internal transfer of a project from Charter Oak to another NU entity such that the project will remain within the NU system following the sale of the stock of Charter Oak. This internal transfer requires accounting entries reflecting a sale by Charter Oak and purchase by the NU subsidiary. Thus, although no external funds will be used to finance the internal transfer, NU will have an investment reflected on its books. Such investment may take to form of acquisitions of common stock, capital contributions, open account advances, and/or subordinated loans. Open account advances or subordinated loans will either bear no interest or bear interest at a rate based on NU's cost of funds in effect on the date of issue, but in no case in excess of the prime rate at a bank designated by NU. Any investment by NU in the equity securities of such subsidiary that have a stated par value will be in an amount equal or greater to such value. To the extent NU forms a new subsidiary for this transfer, NU requests authorization to retain such entity outside the Charter Oak family. The NU subsidiary will not make any additional acquisitions, and NU will not provide any additional funding, that require Commission authorization without obtaining such authorization. Service Company Employees may continue to provide services to such associated Exempt Projects and Intermediate Companies at market rates under the same terms and conditions as set forth in the Prior Orders.

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1    Entergy Corporation, SEC No-Action Letter (Oct. 24, 1995) (taking no action position with respect to acquisition of interest in project parents for EWG and FUCOs).
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                                    SIGNATURE

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this Amendment to be signed on their behalf by the undersigned thereunto duly authorized.

                                       NORTHEAST UTILITIES
                                       NORTHEAST UTILITIES SERVICE COMPANY
                                       CHARTER OAK ENERGY, INC.
                                       COE DEVELOPMENT CORPORATION

                                       By:  /s/ William S. Lamb
                                            William S. Lamb
                                            LeBoeuf, Lamb, Greene & MacRae
                                                        L.L.P.
                                            A Limited Liability Partnership
                                              Including Professional
                                              Corporations
                                            125 W. 55th Street
                                            New York, NY  10019-4513

                                            Attorney for Northeast Utilities,
                                            Northeast Utilities Service Company,
                                            Charter Oak Energy, Inc. and COE
                                            Development Corporation


Date:  December 22, 1997